The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 22, 2015.

Preliminary Pricing Supplement No. G90
To the Underlying Supplement dated May 4, 2015,

Product Supplement No. G-I dated May 13, 2015,

Prospectus Supplement dated May 4, 2015 and

Prospectus dated May 4, 2015

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 October 22, 2015
$ CS Notes due October 29, 2021 Linked to the Performance of the SPDR® Gold Trust and the Market Vectors Gold Miners ETF

General

•	The securities are designed for investors who seek a return linked to the performance of the SPDR® Gold Trust and the Market Vectors Gold Miners ETF, as described below, subject to the Underlying Return Cap, which is expected to be 54% (to be determined on the Trade Date). Investors should be willing to forgo interest and dividend payments. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau branch, maturing October 29, 2021.†

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The securities are expected to price on or about October 26, 2015 (the “Trade Date”) and are expected to settle on or about October 29, 2015 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau branch
Underlyings:	The securities are linked to the performance of the SPDR® Gold Trust and the Market Vectors Gold Miners ETF. For more information on the Underlyings, see “The Reference Funds —The SPDR® Gold Trust” and “The Reference Funds—Market Vectors ETF Trust—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol and Initial Level.

Underlying	Ticker	Initial Level*
SPDR® Gold Trust	GLD UP <Equity>
Market Vectors Gold Miners ETF	GDX UP <Equity>

Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Underlying Return:	For each Underlying, the Underlying Return is calculated as follows:
• If the Final Level of such Underlying is greater than its Initial Level, the Underlying Return for such Underlying will equal the lesser of (i) the Underlying Return Cap and (ii) an amount calculated as follows:
Final Level – Initial Level Initial Level
• If the Final Level of such Underlying is equal to or less than its Initial Level, the Underlying Return for such Underlying will equal zero.
Underlying Return Cap:	Expected to be 54% (to be determined on the Trade Date).
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Initial Level:*	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:†	October 26, 2021
Maturity Date:†	October 29, 2021
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546VP42

* In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.

† Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $963.25 per $1,000 principal amount of securities, and CSSU will forgo any fees with respect to such sales.

(2) We or one of our affiliates may pay varying discounts and commissions of up to $36.75 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $920.00 and $950.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

October , 2015

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated May 4, 2015, the product supplement dated May 13, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003505/dp55844_424b2-underlying.htm

•	Product supplement No. G-I dated May 13, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003885/dp56216_424b2-gi.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of Underlying Returns for the Lowest Performing Underlying. The table and examples below assume that the Underlying Return Cap is 54%. The actual Underlying Return Cap will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the Final Level of the Lowest Performing Underlying. You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

TABLE: Hypothetical Redemption Amounts

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities
100.00%	54.00%	$1,540.00
90.00%	54.00%	$1,540.00
80.00%	54.00%	$1,540.00
70.00%	54.00%	$1,540.00
60.00%	54.00%	$1,540.00
54.00%	54.00%	$1,540.00
50.00%	50.00%	$1,500.00
40.00%	40.00%	$1,400.00
30.00%	30.00%	$1,300.00
20.00%	20.00%	$1,200.00
10.00%	10.00%	$1,100.00
0.00%	0.00%	$1,000.00
−10.00%	0.00%	$1,000.00
−20.00%	0.00%	$1,000.00
−30.00%	0.00%	$1,000.00
−40.00%	0.00%	$1,000.00
−50.00%	0.00%	$1,000.00
−60.00%	0.00%	$1,000.00
−70.00%	0.00%	$1,000.00
−80.00%	0.00%	$1,000.00
−90.00%	0.00%	$1,000.00
−100.00%	0.00%	$1,000.00

EXAMPLES:

The following examples illustrate how the Redemption Amount is calculated.

Example 1:

Underlying	Final Level
GLD	160% of Initial Level
GDX	170% of Initial Level

In this example, GLD is the Lowest Performing Underlying. Because the Final Level of the Lowest Performing Underlying is greater than its Initial Level, the Redemption Amount is determined as follows:

Underlying Return of the Lowest Performing Underlying	=	the lesser of (i) Underlying Return Cap and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) 54% and (ii) 60%

	=	54%
Redemption Amount	=	$1,000 × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 × 1.54
	=	$1,540

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,540 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Lowest Performing Underlying, subject to the Underlying Return Cap.

Example 2:

Underlying	Final Level
GLD	120% of Initial Level
GDX	160% of Initial Level

In this example, GLD is the Lowest Performing Underlying. Because the Final Level of the Lowest Performing Underlying is greater than its Initial Level, the Redemption Amount is determined as follows:

Underlying Return of the Lowest Performing Underlying	=	the lesser of (i) Underlying Return Cap and (ii) (Final Level - Initial Level) / Initial Level
	=	the lesser of (i) 54% and (ii) 20%
	=	20%
Redemption Amount	=	$1,000 × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 × 1.20
	=	$1,200

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,200 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Lowest Performing Underlying.

Example 3:

Underlying	Final Level
GLD	70% of Initial Level
GDX	130% of Initial Level

In this example, GLD is the Lowest Performing Underlying. Because the Final Level of the Lowest Performing Underlying is equal to or less than its Initial Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlyings. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	LIMITED APPRECIATION POTENTIAL — If the Final Level of the Lowest Performing is greater than its Initial Level, for each $1,000 principal amount of securities, you will be entitled to receive at maturity $1,000 multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying, subject to the Underlying Return Cap. The Underlying Return of the Lowest Performing Underlying will not exceed the Underlying Return Cap, which is expected to be 54% (to be determined on the Trade Date), regardless of the appreciation in the level of such Underlying, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity is expected to be $1,540 per $1,000 principal amount of securities.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the performance of at least one of the Underlyings will be negative, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS — Although shares of the Underlyings are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. Each Underlying is subject to management risk, which is the risk that a fund's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying. Any of these actions could adversely affect the price of the shares of each Underlying and consequently the value of the securities. For additional information about the SPDR® Gold Trust and the Market Vectors Gold Miners ETF, see “The Reference Funds —The SPDR® Gold Trust” and “The Reference Funds—Market Vectors ETF Trust—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement.

•	THE PERFORMANCE OF THE MARKET VECTORS GOLD MINERS ETF MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — The Market Vectors Gold Miners ETF will generally invest in all of the equity securities included in the NYSE Arca Gold Miners Index, the “Tracked Index” for the Market Vectors Gold Miners ETF. There may, however, be instances where the Market Vectors Gold Miners ETF’s investment advisor may choose to overweight another stock in the Tracked Index, purchase securities not included in the Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Market Vectors Gold Miners ETF will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Market Vectors Gold Miners ETF are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Market Vectors Gold Miners ETF may differ from the net asset value per share of the Market Vectors Gold Miners ETF. For these reasons, the performance of the Market Vectors Gold Miners ETF may not correlate with the performance of the Tracked Index. For additional information about the variation between the performance of the Market Vectors Gold Miners ETF and the performance of the Tracked Index, see the information set forth under “The Reference Funds—Market Vectors ETF Trust—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement.

•	RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE GOLD AND SILVER MINING INDUSTRY — The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The shares of the Market Vectors Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Market Vectors Gold Miners ETF primarily invests in equity securities of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the Market Vectors Gold Miners ETF are subject to certain risks associated with such companies.

Gold mining companies and silver mining companies are highly dependent on the prices of gold and silver, respectively, and are subject to competition pressures that may have a significant effect on their financial condition. Gold prices and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of, and confidence in, the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted) and other currencies, interest rates and the borrowing and lending rates of gold and silver, and global or regional economic, financial, political, tax, regulatory, judicial or other events. Gold and silver prices may also be affected by industry factors such as, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold or silver, technical developments, substitution issues, forward sales by producers, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. Silver prices may also be affected by production costs and disruptions in major silver producing countries such as Peru, Mexico and China. Additionally, gold and silver mining companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials and may be at risk for environmental damage claims.

Demand for gold and silver by the industrial and jewelry industries affects the prices of gold and silver. Gold and silver are used in a wide range of industrial applications, and an economic downturn could have a negative impact on their demand and, consequently, the prices of gold and silver. Additionally, should the speculative community take a negative view of gold or silver, a decline in gold or silver prices could occur.

These factors may have a larger impact on instruments linked to the gold and silver mining industry than on traditional fixed-income and equity securities. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the price of the shares of the Market Vectors Gold Miners ETF, and thus the value of your securities, in unpredictable or unanticipated ways. The high volatility and cyclical nature of the gold and silver mining industry may render such an investment inappropriate as the focus of an investment portfolio.

•	THE SECURITIES ARE NOT SUBJECT TO REGULATION BY THE COMMODITY FUTURES TRADING COMMISSION — The proceeds to be received by us from the sale of the securities will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the securities will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” The Issuer is not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

•	NON-U.S. SECURITIES RISKS — Some or all of the equity securities included in the Market Vectors Gold Miners ETF are issued by or linked to the value of foreign companies. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. These equity securities may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks. These factors may adversely affect the values of the equity securities held by the Market Vectors Gold Miners ETF, and therefore the level of the Market Vectors Gold Miners ETF and the value of the securities.

•	EMERGING MARKETS RISK — Some or all of the equity securities held by the Market Vectors Gold Miners ETF are issued by companies based in emerging market countries. Emerging markets have often undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market country, there is the possibility of nationalization, expropriation or confiscation and government regulation. These factors may adversely affect the values of the equity securities held by the Market Vectors Gold Miners ETF, and therefore the level of the Market Vectors Gold Miners ETF and the value of the securities.

•	CURRENCY EXCHANGE RISK — The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Market Vectors Gold Miners ETF, which holds equity securities issued by or linked to the value of foreign companies. Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur within very short periods of time. Foreign currency rate risks include convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in a foreign currency. These factors may adversely affect the values of the equity securities held by the Market Vectors Gold Miners ETF, and therefore the level of the Market Vectors Gold Miners ETF and the value of the securities.

•	THE VALUE OF THE SPDR® GOLD TRUST IS NOT NECESSARILY REPRESENTATIVE OF THE PRICE OF GOLD – The performance of the SPDR® Gold Trust may not fully replicate the performance of the price of gold due to the fees and expenses charged by the SPDR® Gold Trust or by restrictions on access to gold or due to other circumstances. The SPDR® Gold Trust does not generate any income and as the SPDR® Gold Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the SPDR® Gold Trust has gradually declined over time. The SPDR® Gold Trust sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the SPDR® Gold Trust rises or falls in response to changes in the price of gold. The sale of the SPDR® Gold Trust’s gold to pay expenses at a time of low gold prices could adversely affect the value of the SPDR® Gold Trust. Additionally, there is a risk that part or all of the SPDR® Gold Trust’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

•	THERE ARE RISKS IN SECURITIES RELATING TO COMMODITIES TRADING ON THE LONDON BULLION MARKET ASSOCIATION – The value of the SPDR® Gold Trust is closely related to the price of gold. Gold is traded on the London Bullion Market Association (“LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

•	THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT CONCENTRATED IN A SINGLE COMMODITY – The SPDR® Gold Trust is linked exclusively to the price of gold. An investment in securities linked to the performance of the SPDR® Gold Trust lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad based commodity index.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of any Underlying, the value of the securities may be influenced by factors such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	global gold and silver supply and demand, which is influenced by such factors as forward selling by gold and silver producers, purchases made by gold and silver producers to unwind gold and silver hedge positions, central bank purchases and sales of gold, and production and cost levels in major gold-producing countries and in major silver-producing countries;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings;

o	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the equity securities held by the Market Vectors Gold Miners ETF and any other currency relevant to the value of the Market Vectors Gold Miners ETF; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return based on the purchase of shares of the equity securities that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

•	ANTI-DILUTION PROTECTION IS LIMITED — The Calculation Agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the Calculation Agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments for a reference fund” in the accompanying product supplement.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing levels of such Underlyings from January 4, 2010 through October 16, 2015. The closing level of one share of the SPDR® Gold Trust on October 16, 2015 was $112.49. The closing level of one share of the Market Vectors Gold Miners ETF on October 16, 2015 was $16.39. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information about the SPDR® Gold Trust and the Market Vectors Gold Miners ETF, see “The Reference Funds —The SPDR® Gold Trust” and “The Reference Funds—Market Vectors ETF Trust—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, believes that it is reasonable to treat the securities, for U.S. federal income tax purposes, as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below but is unable to opine that this characterization is more likely than not to be upheld. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities as indebtedness that is subject to the Contingent Debt Regulations, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income, gain or loss to you that is different than that described below. For example, the IRS could assert that the securities constitute a forward contract. In such case, gain or loss would be recognized at maturity. It is also possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, the IRS could seek to bifurcate your securities into separate components, with each security comprising a debt instrument and an option. In such case, a holder would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as debt obligations that are subject to the Contingent Debt Regulations. Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•	the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payment and the projected amounts of any payments previously made with respect to the securities.

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We will determine the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. We are required to furnish holders the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for U.S. federal income tax purposes—we have assumed that the securities will not be called and will be held until the maturity date. If the securities were priced as of the date of the Preliminary Pricing Supplement, the “comparable yield” for the securities would be a rate of 1.5535% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above. The comparable yield and projected payment schedule, both as determined on the pricing date, will be provided to holders upon request or may be included in the final pricing supplement. To request a copy of the comparable yield and projected payment schedule, holders should contact the Credit Suisse Tax Department, One Madison Avenue, Fourth Floor, New York, New York. 10010. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments that we furnish to you in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount or timing of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit, which will be treated in the following manner:

•	first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

•	second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale or other taxable disposition of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your adjusted tax basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made to you (without regard to the actual amount paid).

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment. An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition. A specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition. The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract. If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability. If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI). The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to securities that are linked to certain indices or baskets. The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. The proposed regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Proposed Legislation on Certain Financial Transactions

On February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2014, or any securities held after December 31, 2019, to be marked to market, in whole or in part, on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, for tax years beginning after December 12, 2014, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011, but have not yet been adopted as final regulations. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of up to $36.75 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Exhibit A

Credit Suisse, Nassau Branch

U.S. $[ ] CS Notes due October 29, 2021

Linked to the Performance of the SPDR® Gold Trust and the Market Vectors Gold Miners ETF

Projected Payment Schedule (“Tax Schedule”)*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder’s income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated October [ ], 2015 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $[ ] Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount: $[ ]

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual

[ ]	[ ]	[ ]	[ ]	[ ]

Projected Amount Payable at Retirement			[ ]

Principal Amount: $1,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual

[ ]	[ ]	[ ]	[ ]	[ ]

Projected Amount Payable at Retirement			[ ]

*	The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of [ ]% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

Credit Suisse